					Exhibit 99.2
Impact of Money Market Fund Support on Operating Results
September 30, 2008 Quarter to date & Cumulative to date as of 9/18/08
Estimated and Unaudited
					Quarter to date 09/18/08		Cumulative as of 09/18/08

($ in thousands)
Description	Transaction Dates	Par Value of Securities	Support Amount	Cash Collateral	Gross Charge (10)	After Tax Charge (11)	Gross Charge (10)	After Tax Charge (11)

Securities currently held by funds:

Letters of Credit (1)	Nov. 2007	$557,285	$300,000	$251,250	$51,723	$30,419	$188,001	$82,042

Letters of Credit (1)	Sept. 2008	-	257,285	257,285	-	-	-	-

		557,285	557,285	508,535	51,723	30,419	188,001	82,042

Capital Support Agreement (1)	Nov. 2007	150,000	15,000	15,000	-	-	-	-

Letter of Credit (2)	Mar. 2008	442,459	150,000	-	18,168	10,685	150,000	77,252

Capital Support Agreements (2)(3)	Mar. 2008	1,494,556	750,000	750,000	169,960	99,955	550,965	330,123

Capital Support Agreements (4)	Jun. 2008	545,191	240,000	240,000	54,079	31,805	200,057	121,902

Capital Support Agreements (5)	Sept. 2008	75,000	20,000	20,000	9,188	5,403	9,188	5,403

Totals for securities currently held by funds		3,264,491	1,732,285	1,533,535	303,118	178,267	1,098,211	616,722

Securities purchased from funds:

Purchased Canadian Conduit Securities (6)	Dec. 2007	90,985	90,985	-	54	31	37,863	16,460

Total Return Swap (1)	Dec. 2007	890,000	890,000	195,780	10,476	6,161	33,604	13,363

Purchased Non-bank Sponsored SIVs (1)(7)(8)	Dec. 2007	-	-	-	-	-	-	-

Purchased Non-bank Sponsored SIV (8)(9)	Jun. 2008	59,292	59,292	-	4,785	2,819	23,915	9,905

Totals for securities purchased from funds		1,040,277	1,040,277	195,780	15,315	9,011	95,382	39,728

Totals		$4,304,768	$2,772,562	$1,729,315	$318,433	$187,278	$1,193,593	$656,450

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(1) Pertains to Citi Institutional Liquidity Fund P.L.C. (USD Fund)
(2) Pertains to Citi Institutional Liquid Reserves Portfolio, a Series of Master Portfolio Trust
(3) Support amount was increased by $350 million in September 2008
(4) Pertains to Western Asset Money Market Fund, Western Asset Institutional Fund, and Legg Mason Global Funds plc
(5) Pertains to Western Asset Institutional Fund
(6) Securities purchased from Legg Mason Western Asset Canadian Money Market Fund
(7) Securities matured at aggregate par values of $132 million
(8) SIV refers to securities issued by structured investment vehicles
(9) Securities purchased from Prime Cash Reserves Portfolio previously supported under the November 2007 letters of credit
(10) Includes mark-to-market losses and net financing costs, if applicable
(11) Includes related adjustments to operating expenses, where applicable, and income tax benefits